Exhibit 3.1

SECOND AMENDMENT TO BYLAWS

OF

ALT5 SIGMA CORPORATION

This Second Amendment (the “Amendment”) to the Bylaws of ALT5 Sigma Corporation, a Nevada corporation (formerly known as APPLIANCE RECYCLING CENTERS OF AMERICA, INC. and JANONE INC.) (the “Corporation”), shall be, and hereby is, adopted and effective upon the unanimous written consent of the Board of Directors of the Corporation (the “Board”), approving this Amendment.

WHEREAS, the Corporation and the Board desire to amend the existing Bylaws of the Corporation, dated March 12, 2018, as amended by that certain first Amendment to the Bylaws of the Corporation, dated December 26, 2018 (together, the “Bylaws”) to decrease the quorum for meetings of the stockholders from “holders of a majority of the shares outstanding and entitled to vote,” as presently required pursuant to the Bylaws, to “thirty-three and one-third percent (33 1/3%) of voting power”; and

WHEREAS, Section 10.1 of the Bylaws and Section 78.120 of the Nevada Revised Statutes permit the Board to amend the Bylaws, without further approval of the stockholders of the Corporation.

NOW THEREFORE, pursuant to Chapter 78 of the Nevada Revised Statutes and the terms of the Bylaws, the Bylaws shall be amended as follows:

1. Section 2.4 of the Bylaws shall be amended and restated in its entirety to read as follows:

“2.4. Quorum. Except as otherwise provided by law or the Articles of Incorporation, thirty-three and one-third percent (33 1/3%) of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on any matter, constitutes a quorum for the transaction of business. The stockholders present at a duly called or held meeting, at which a quorum of the stockholders is present, may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In case a quorum is not present at any meeting, those present shall have the power to adjourn the meeting from time to time, without notice or other announcement at the meeting, until the requisite number of voting shares shall be represented; any business may be transacted at such reconvened meeting which might have been transacted at the meeting which was adjourned.”

2. Except as modified by this Amendment, (a) the Bylaws and all the terms thereof are hereby ratified, confirmed and approved in all respects, and (b) the Bylaws shall, and hereby do, remain unchanged and in full force and effect. Should any provision of the Bylaws conflict with the terms of this Amendment, the terms of this Amendment shall govern, and the Bylaws shall be revised and interpreted accordingly to give full force and effect to the terms of this Amendment. Except as expressly set forth above, no amendment to the Bylaws is affected or contemplated hereby. Any capitalized terms not expressly defined herein shall have the meaning of such terms as set forth in the Bylaws.

The undersigned, being the duly appointed Secretary of ALT5 SIGMA CORPORATION, a Nevada corporation, does hereby certify that the foregoing Second Amendment to Bylaws of ALT5 SIGMA CORPORATION, is a true and correct copy of the Second Amendment to Bylaws of ALT5 SIGMA CORPORATION, as adopted by the Board of Directors of the Corporation at a meeting duly called and held on August 27, 2025.

By:	/s/ Tony Isaac

Print:	Tony Isaac

Title:	Secretary